Exhibit 5.4

10TH FLOOR • TWO LEADERSHIP SQUARE

211 NORTH ROBINSON • OKLAHOMA CITY, OK 73102-7103

(405) 235-9621 • FAX (405) 235-0439

August 28, 2018

CoreCivic, Inc.

10 Burton Hills Boulevard

Nashville, Tennessee 37215

Ladies and Gentlemen:

We have acted as counsel to Avalon Tulsa, L.L.C., Carver Transitional Center, L.L.C., Fort Worth Transitional Center, L.L.C., Southern Corrections Systems of Wyoming, L.L.C., and Turley Residential Center, L.L.C. (the “Oklahoma Guarantors”) in connection with the filing of a registration statement on Form S-3 (the “Registration Statement”) by CoreCivic, Inc., a Maryland corporation, and the subsidiary guarantors listed in the Registration Statement, including the Oklahoma Guarantors, on the date of this opinion letter with the Securities and Exchange Commission under the Securities Act of 1933. At your request, we are providing you with this opinion letter for filing as Exhibit 5.6 to the Registration Statement.

You have provided us with a draft of the Registration Statement in the form in which it will be filed. The Registration Statement registers the issuance by the subsidiary guarantors of guarantees of debt securities (the “Guarantees”) issuable under one or more supplements to the form of CoreCivic, Inc.’s indenture filed as an exhibit to the Registration Statement (the “Form Indenture”).

Documents Reviewed

We have reviewed the following documents:

(i)	The Registration Statement, including the prospectus therein (the “Prospectus”);

(ii)	The Form Indenture;

(iii)	Articles of Organization of the Oklahoma Guarantors as certified by the Oklahoma Secretary of State on August 23, 2018, April 24, 2006, and February 27, 2009;

(iv)	Operating Agreements of the Oklahoma Guarantors as certified by the Corporate Secretary of the sole member of the sole member of the Oklahoma Guarantors as of August 28, 2018;

(v)	Certificates regarding the good standing of the Oklahoma Guarantors issued by the Oklahoma Secretary of State on August 23, 2018, and August 24, 2018.

Opinions

Based upon the foregoing, it is our opinion that:

1.    Each of the Oklahoma Guarantors validly exists as a limited liability company in good standing in Oklahoma.

2.    Each of the Oklahoma Guarantors has the limited liability company power to execute and deliver the Guarantee to which it is a party and to perform its obligations thereunder.

3.    Upon approval of the Guarantees by all limited liability company action required by applicable law and the governing documents of the Oklahoma Guarantors, the execution, delivery, and performance of the Guarantees by the Oklahoma Guarantors will be duly authorized.

Qualifications, Limitations, Assumptions, and Exceptions

The opinions in this letter are subject to the following qualifications, limitations, assumptions, and exceptions:

(a)    The opinion in 1 above is based solely on our review of the documents described in (iii) and (vi) above.

(b)    By “validly existing” in the opinion in 1 above we mean each Oklahoma Guarantor is a limited liability company under the Oklahoma Limited Liability Company Act.

(c)    We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies.

(d)    We have assumed that each of the persons whose consent is required to authorize each Oklahoma Guarantor to execute and deliver a Guarantee, (i) if an entity, exists in good standing under the law of the jurisdiction of its formation; and (ii) has taken all action necessary or received all necessary authorizations under any applicable organizational documents and applicable law to authorize the execution and delivery of the Guarantee by the Oklahoma Guarantor and the performance of its obligations thereunder.

(e)    This opinion is based only on the laws of the State of Oklahoma. We express no opinion about the laws of any other state or jurisdiction.

(f)    We have not been involved in the preparation of any registration statement or in the negotiation, preparation, or execution of any indentures or any of the related agreements executed or delivered in connection therewith. We have been retained solely for the purpose of rendering certain opinions under Oklahoma law. This opinion letter is provided as a legal opinion only, effective as of the date of this letter, and not as representations or warranties of fact.

The qualifications, limitations, assumptions, and exceptions in this letter are material to the opinions expressed in this letter, and the inaccuracy of any assumptions could render these opinions inaccurate. All assumptions have been made without any independent investigation or verification by us. We express no opinion about the subject matter or accuracy of the assumptions or the items on which we have relied.

We have prepared this opinion letter in accordance with customary practice for the preparation and interpretation of opinions of this type. We have assumed, and your acceptance of this letter shall confirm, that you (alone or with your counsel) are familiar with this customary practice.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement on or about the date hereof, to the incorporation by reference of this opinion letter into the Registration Statement, and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ McAfee & Taft